Exhibit 99.1

Press Release

For Immediate Release

AVERY DENNISON NAMES GEORGES GRAVANIS PRESIDENT, MATERIALS GROUP

GLENDALE, Calif., April 29, 2015 - Avery Dennison Corporation (NYSE:AVY) today announced that its Board of Directors has elected Georges Gravanis as the Company’s president, Materials Group, effective May 1, 2015. The duties were previously handled on an interim basis by Mitch Butier, president and chief operating officer.

“Georges is a seasoned international business leader with a tremendous track record for delivering results in both mature and emerging markets,” said Butier. “Under his leadership, the Materials Group Asia Pacific team has achieved strong growth by executing our strategies to deliver superior service, quality and innovation.”

Based in Hong Kong and reporting to Mr. Butier, Mr. Gravanis will be responsible for the global pressure-sensitive materials businesses now comprised of Label and Packaging Materials, Graphics Solutions and Reflective Solutions. The group serves more than 10,000 converters, brand owners and retailers worldwide, and operates in more than 30 countries.

Mr. Gravanis has served as vice president and general manager of the Asia Pacific division of the Materials Group since August 2010. He will continue in this role during the transition to new leadership.

“Georges strives for excellence in every aspect of business, and inspires his people to do the same,” said Butier. “He will be an excellent addition to our executive leadership team, and I look forward to his ongoing contributions in this global role.”

Previously, Mr. Gravanis held several leadership roles with Avery Dennison, including vice president of sales, Roll Materials Europe, from May 2006 to July 2010; vice president/general manager, Roll Materials Europe Southern Region, from March 2004 to April 2006; and general manager, Roll Materials France, from May 2003 to March 2004.

Mr. Gravanis received his doctorate degree in polymer chemistry from Scientific University in Grenoble, France.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and more than 25,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Glendale, California, the company reported sales from continuing operations of $6.3 billion in 2014.  Learn more at www.averydennison.com.

Contacts

Media Relations:

Heather Rim (626) 304-2067

heather.rim@averydennison.com

Investor Relations:

Cynthia Guenther (626) 304-2029

investorcom@averydennison.com